Exhibit 8.6
PricewaterhouseCoopers
One Spencer Dock
North Wall Quay
Dublin 1
Ireland
I.D.E. Box No. 137
Telephone +353 (0) 1 792 6000
Facsimile +353 (0) 1 792 6200
www.pwc.com/ie
DRAFT FORM OF OPINION
The Managing, Supervisory and Joint
Board of Directors of James Hardie Industries N.V.
Atrium, 8th floor
Strawinskylaan 3077
1077 ZX Amsterdam, The Netherlands
25 June 2009
dhn/mkr/bja
Dear Sirs
James Hardie Industries N.V.
We have acted as special Irish tax adviser to James Hardie Industries N.V., a public limited liability corporation registered in The Netherlands (the “Company”), in connection with the registration of 102,000,000 ordinary shares, par value €0.59 per share (the “Securities”), of James Hardie Industries SE (the “Issuer”) as a result of the transformation of the Company from a public limited liability corporation organized in The Netherlands (Naamloze Vennotschap (NV)) to a European Company (Societas Europaea (SE)) pursuant to the merger of a newly-formed subsidiary of the Company incorporated in Ireland with and into the Company. At your request, we are rendering our opinion concerning certain Irish tax consequences of the Proposal (as defined in the Prospectus).
In the above capacity, we have reviewed the Form F-4 relating to the Securities filed by the Company on 23 June, 2009 with the Securities and Exchange Commission under the Securities Act of 1933 and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. We have relied upon statements and representations made by the Company and have assumed that such statements and representations are true without regard to any qualifications as to knowledge and belief.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as
Ronan Murphy Olwyn Alexander Brian Bergin Alan Bigley Sean Brodie Paraic Burke Damian Byrne Pat Candon Mark Carter John Casey Mary Cleary Siobhán Collier Tom Corbett Andrew Craig Thérèse Cregg Garrett Cronin Richard Day Fíona de Búrca Gearóid Deegan Jean Delaney David Devlin Liam Diamond John Dillon Ronan Doyle John Dunne Kevin Egan Enda Faughnan John Fay Martin Freyne Ronan Furlong Denis Harrington Teresa Harrington Alisa Hayden Paul Hennessy Mary Honohan Ken Johnson Patricia Johnston Paraic Joyce Andrea Kelly Ciaran Kelly Colm Kelly Joanne Kelly John Kelly Susan Kilty Anita Kissane Chand Kohli John Loughlin Vincent MacMahon Ronan MacNioclais Tom McCarthy Teresa McColgan Dervla McCormack Enda McDonagh Caroline McDonnell Jim McDonnell John McDonnell Ivan McLoughlin James McNally Robin Menzies Brian Neilan Damian Neylin Andy O’Callaghan Ann O’Connell Jonathan O’Connell Carmel O’Connor Denis O’Connor Marie O’Connor Paul O’Connor Terry O’Driscoll Mary O’Hara Irene O’Keeffe John O’Leary Dave O’Malley Garvan O’Neill Michael O’Neill Tim O’Rahilly Billy O’Riordan Feargal O’Rourke Joe O’Shea Ken Owens George Reddin Dermot Reilly Gavan Ryle Emma Scott Bob Semple Mike Sullivan Billy Sweetman Paul Tuite David Tynan Joe Tynan Pat Wall Aidan Walsh Tony Weldon

Also at Cork, Galway, Kilkenny, Limerick, Waterford and Wexford

PricewaterhouseCoopers is authorised by the Institute of Chartered Accountants in Ireland to carry on investment business.

James Hardie Industries N.V.
originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, the authenticity of the originals of such copies and the validity and accuracy of the facts and representations concerning the Proposal (as defined in the Prospectus) that have come to our attention during our engagement. In making our examination of executed documents, we have assumed that the parties thereto, including the Company, had and will have the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.
In rendering our opinion, we have considered applicable provisions of Irish tax legislation, relevant Irish case law and other Irish Revenue guidance, as in effect and available on the date of the Prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which our advice is based could affect our conclusions herein. There can be no assurance, moreover, that our opinion will be accepted by the Irish Revenue authorities or, if challenged, by a court. Except as set forth herein, we express no opinions or views regarding the Irish tax consequences of the Proposal or any other transaction related to the Proposal. This opinion is expressed as of the date hereof, and we are not under any obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that hereafter becomes incorrect or untrue. In addition, any changes to either the Prospectus or the other documents referred to above could affect our conclusions herein.
We advise you that: (i) this opinion is limited to the tax issues actually addressed in this opinion; (ii) additional issues may exist that could affect the Irish tax treatment of the Proposal or matter that is the subject of this opinion and this opinion does not consider or provide any advise or a conclusion with respect to any additional issues; and (iii) this opinion was not written and cannot be used by you for the purpose of avoiding penalties that may be imposed on you with respect to any Irish tax issues outside the limited scope of this opinion.
On the basis of the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth in the Prospectus and herein, we are of the opinion that, although the description in the Prospectus under the heading “Material Tax Considerations of the Proposal—Irish Tax Consequences of the

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James Hardie Industries N.V.
Proposal” does not purport to describe all possible Irish tax consequences to JHI NV shareholders after Stage 1 of the Proposal, and Irish SE shareholders (as defined in the Prospectus) after Stage 2 of the Proposal, under present Irish tax law, such description fairly summarizes, in all material respects, the Irish tax consequences of the Proposal applicable to JHI NV shareholders after Stage 1 of the Proposal and Irish SE shareholders after Stage 2 of the Proposal.
Except as set forth above, we express no opinion to any party as to any Irish tax consequences of the Proposal or of any transaction related thereto. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation or assumption relied upon herein that becomes incorrect or untrue.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the registration statement. We also consent to the reference to our firm in such registration statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.
Yours faithfully,

PricewaterhouseCoopers

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